Exhibit 99.1

Ellington Residential Mortgage REIT Reports Second Quarter 2016 Results
OLD GREENWICH, Connecticut—August 2, 2016
Ellington Residential Mortgage REIT (NYSE: EARN) today reported financial results for the quarter ended June 30, 2016.
Summary of Financial Results

•	Net income for the quarter was $3.5 million, or $0.38 per share, as compared to net loss of $(0.2) million, or $(0.03) per share, in the first quarter.

•
Core Earnings[1] for the quarter was $2.9 million, or $0.32 per share, as compared to $4.9 million, or $0.53 per share, in the first quarter. Excluding "Catch-up Premium Amortization Adjustment," Core Earnings for the second quarter was $4.4 million, or $0.48 per share, as compared to $4.6 million, or $0.50 per share, in the first quarter.

•	Book value decreased slightly to $15.38 per share as of June 30, 2016 from $15.39 per share as of March 31, 2016, after giving effect to a second quarter dividend of $0.40 per share.

•
Net interest margin was 1.28%, as compared to 1.92% for the first quarter. Excluding Catch-up Premium Amortization Adjustment, net interest margin was 1.76% for the second quarter of 2016 as compared to 1.83% for the first quarter.

•	Weighted average prepayment speed for fixed rate Agency specified pools was 10.1% CPR for the quarter, as compared to 7.1% in the first quarter.

•	Dividend yield of 11.1% based on August 1, 2016 closing stock price of $14.43.

•
Debt-to-equity ratio was 8.6:1 as of June 30, 2016, as compared to 8.1:1 as of March 31, 2016. Adjusted for unsettled purchases and sales, the debt-to-equity ratio was 8.1:1 and 7.7:1 as of June 30, 2016 and March 31, 2016, respectively.

Second Quarter 2016 Results
"For the second quarter of 2016, EARN had net income of $0.38 per share and Core Earnings excluding Catch-up Premium Amortization Adjustment of $0.48 per share," said Laurence Penn, Chief Executive Officer and President. "Over the course of the second quarter, our Agency specified pools performed well against the backdrop of declining interest rates. The second quarter culminated in significant volatility following the June 23rd ‘Brexit’ vote, and resulted in substantially lower or even negative yields on the highest credit-quality sovereign debt. Consequently, investor demand for Agency RMBS, given their liquidity, credit quality, and higher yields, has been strong, particularly from foreign investors. This helped propel prices on our specified pools, as did the attractiveness of their inherent prepayment protection characteristics.
"With the significant decline in interest rates that occurred towards the end of the second quarter, our expectation is that prepayment activity will pick up in the coming months, and we believe that our portfolio is well positioned for such activity. We also believe that the Agency RMBS market remains an attractive alternative for investors seeking high credit-quality assets that still offer meaningfully positive yields. Still, the strength of the U.S. economy may lead the Federal Reserve to resume increasing interest rates, although both the timing and pace of any such increases have become more uncertain given the global macroeconomic environment. As always, we continue to actively hedge our portfolio against the risk of rising interest rates.
"During the second quarter, we also had strong results from our small non-Agency RMBS portfolio, which produced not only strong carry, but also had solid contributions from asset appreciation and trading."
As of June 30, 2016, our mortgage-backed securities portfolio consisted of $1.079 billion of fixed rate Agency "specified pools," $43.3 million of Agency RMBS backed by adjustable rate mortgages, or "Agency ARMs," $76.1 million of Agency reverse mortgage pools, $7.6 million of Agency interest only securities, or "Agency IOs," and $22.8 million of non-Agency RMBS. Specified pools are fixed rate Agency pools with special characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other characteristics. During the quarter, we modestly increased our holdings of pass-through pools backed by fixed rate as well as adjustable rate mortgages. Overall, the size of our RMBS portfolio increased to $1.229 billion as of June 30, 2016, from $1.174 billion as of March 31, 2016. In addition, separate and apart from the short TBA portfolio that we hold for hedging purposes, we held $63.8 million in notional amount of long TBA positions for investment purposes at June 30, 2016, as compared to $76.9 million at March 31, 2016. For financial reporting purposes, TBAs are considered derivative instruments.

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.

Market Overview
Over the first two months of the second quarter, interest rates generally trended slightly higher and volatility declined. However, during the month of June, as a result of the United Kingdom's vote to leave the European Union, or the "Brexit" vote, and the ensuing concerns around its ultimate impact on the global economy, interest rates sharply reversed course and dropped dramatically. Market participants were generally caught off guard with respect to the outcome of the vote which, in turn, fueled demand for U.S. Treasury and other safe haven securities, such as Agency RMBS. The relative yields and liquidity of these instruments increased what had been already high investor demand for them. For most credit sensitive assets, such as non-Agency RMBS and high-yield corporate credit, yield spreads initially widened in reaction to the Brexit vote. However, this widening was short-lived, as investors were emboldened by the quick response from a number of major central banks indicating that global central bank monetary policy would continue to be highly accommodative in the face of Brexit-related uncertainty. Sharply lower yields on safe haven securities also pushed many global investors to add to their credit-sensitive portfolios. As a result of these factors, credit spreads generally ended the quarter tighter than where they had begun the quarter, although some credit-sensitive sectors, such as CMBS, experienced some degree of net widening for the quarter.
Since its December 2015 initial increase in the target range for the federal funds rate, which followed a long period of monetary policy easing actions, the Federal Reserve has not announced any additional interest rate increases. Concerns around a global economic slowdown, as well as mixed data regarding the state of the U.S. economy, have led the Federal Reserve to delay the timing and expected pace of increases in the target range. However, as market developments occur, speculation about when the Federal Reserve will resume its plan to increase rates continues to be a significant factor in the volatility and direction of interest rates.
The yield curve flattened significantly over the course of the second quarter, as the 10-year U.S. Treasury yield fell 30 basis points to 1.47%, while the 2-year U.S. Treasury yield fell 14 basis points to 0.58%. All of the yield declines, and most of the yield curve flattening, were concentrated in last week of June following the Brexit vote. The average rate for a fixed rate 30-year conventional mortgage fell 23 basis points over the course of the quarter, and ended the quarter at 3.48%, its lowest level since May 2013. In addition, the Mortgage Bankers Association US Refinancing Index, a metric that tracks the volume of mortgage loan applications that have been submitted to lenders, increased sharply around quarter end, indicating an increase in refinancing activity.
Agency RMBS
Prices of Agency RMBS increased over the course of the second quarter, and yield spreads on Agency RMBS relative to interest rate swaps and U.S. Treasury securities were relatively stable. While the 10-year interest rate swap spread to U.S. Treasury securities continued to be negative at the end of the second quarter, it was negative 11 basis points, or 2 basis points less negative than at March 31, 2016, finally reversing its tightening trend of the last several quarters. Since a significant portion of our interest rate hedging portfolio is comprised of interest rate swaps, this positively impacted our results for the quarter. In addition, pay-ups on specified pools increased as prepayment protection became more valuable in light of lower interest rates and expected increases in prepayment rates. Performance of specified pools meaningfully augmented our results for the second quarter.
For the quarter ended June 30, 2016, we had total net realized and unrealized gains of $8.7 million, or $0.95 per share, on our aggregate Agency RMBS portfolio, while we had total net realized and unrealized losses of $9.6 million, or $1.05 per share, on our interest rate hedging portfolio, including U.S. Treasury securities. Over the course of the second quarter, average pay-ups on our specified pools increased to 1.03% as of June 30, 2016, from 0.88% as of March 31, 2016. Pay-ups are price premiums for specified pools relative to their TBA counterparts.
During the second quarter, we continued to use short positions in TBAs to hedge interest rate risk, and these positions generated net losses as interest rates fell. TBA dollar rolls materially weakened in response to both the increase in prepayment speeds and the slowly shrinking presence of the Federal Reserve in the market. In addition, TBAs materially underperformed specified pools as many investors sought out pools with better prepayment protection. Because we hold a net short position in TBAs against our long position in specified pools, this underperformance of TBAs relative to specified pools benefited our results for the quarter. As trading volumes for specified pools expand, and to the extent prepayments remain elevated, we believe that the underperformance of generic pools relative to specified pools will persist. During the quarter, we increased our net short TBAs and reduced our interest rate swaps.
We actively traded our Agency RMBS portfolio during the quarter in order to take advantage of volatility and to harvest modest gains. Our portfolio turnover for the quarter was 31% (as measured by sales and excluding paydowns), and we captured net realized gains of $2.5 million, excluding hedges.

During the second quarter, we continued to focus our Agency RMBS purchasing activity primarily on specified pools, especially those with higher coupons. As of June 30, 2016, the weighted average coupon on our fixed rate specified pools was 4.0%, relatively unchanged from March 31, 2016. During the second quarter, we increased our holdings of Agency pools following their significant yield spread widening during the first quarter of 2016. Our Agency RMBS portfolio also continues to include a small allocation to Agency IOs, which we increased slightly during the quarter. We continue to believe reverse mortgage pools represent an attractive asset class. Reverse mortgage pools tightened throughout the second quarter, largely in response to lower prepayment speeds, which were primarily the result of the anti-churning guidelines issued last October by the National Reverse Mortgage Lenders' Association. Overall, we believe that there remains a heightened risk of substantial interest rate and mortgage prepayment volatility in the near term, thus reinforcing the importance of our ability to hedge our Agency RMBS portfolio using a variety of tools, including TBAs.
We expect to continue to target specified pools that, taking into account their particular composition and based on our prepayment projections: (1) should generate attractive yields relative to other Agency RMBS and U.S. Treasury securities, (2) should have less prepayment sensitivity to government policy shocks, and/or (3) should create opportunities for trading gains once the market recognizes their value, which for newer pools may come only after several months, when actual prepayment experience can be observed. We believe that our research team, proprietary prepayment models, and extensive databases remain essential tools in our implementation of this strategy.
Our net Agency premium as a percentage of our long Agency RMBS holdings is one metric that we use to measure our overall prepayment risk. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on related net short TBA positions. The lower our net Agency premium, the less we believe we are exposed to market-wide increases in Agency RMBS prepayments. As of June 30, 2016, our net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 5.2% as compared to 5.6%, as of March 31, 2016. Excluding TBA positions used to hedge our long Agency RMBS portfolio, our Agency premium as a percentage of fair value was approximately 7.7% and 7.3% as of June 30, 2016 and March 31, 2016, respectively. These percentages may fluctuate from period to period based on market factors, including interest rates and mortgage rates, as well as with respect to the net percentages, the degree to which we hedge prepayment risk with short TBAs. We believe that our focus on purchasing pools with specific prepayment characteristics provides a measure of protection against prepayments.
We believe that with the recent drop in interest rates, prepayment concerns should continue to benefit the relative performance of specified pools, and could create more attractive opportunities in the IO markets. We believe that our adaptive and active style of portfolio management is well suited to the current MBS market environment, which continues to be shaped by shifting central bank policies, regulatory changes, and developing technologies.
Non-Agency RMBS
Non-Agency RMBS performed well during the second quarter, despite uncertainty and credit spread volatility brought on by the Brexit vote. As the case has been for some time, the fundamentals underlying non-Agency RMBS, led by a stable housing market, continue to be strong. Included in the quarter's return were strong carry, appreciation from our held positions, and net realized gains from positions sold. On a quarter-over-quarter basis, our non-Agency RMBS portfolio declined in size. As of June 30, 2016, our investment in non-Agency RMBS was $22.8 million as compared to $27.6 million as of March 31, 2016. The size of this portfolio may fluctuate on a quarter-over-quarter basis. Additionally, to the extent more attractive entry points develop in non-Agency RMBS, we may increase our capital allocation to this sector.
Financial Results
For the quarter ended June 30, 2016, the weighted average yield of our portfolio of Agency and non-Agency RMBS was 2.45%, while our average cost of funds including interest rate swaps and U.S. Treasuries was 1.17%, resulting in a net interest margin for the quarter of 1.28%. In comparison, for the quarter ended March 31, 2016, the annualized weighted average yield of our Agency and non-Agency RMBS was 3.13%, while the average cost of funds including interest rate swaps and U.S. Treasuries was 1.21%, resulting in a net interest margin of 1.92%. Our interest income is subject to fluctuations based on adjustments to premium amortization as a result of changes in prepayments of our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). We refer to this adjustment as a "Catch-up Premium Amortization Adjustment." The amount of this adjustment can vary significantly from quarter to quarter. During the second quarter, we had a negative Catch-up Premium Amortization Adjustment in the amount of approximately $1.5 million, which decreased our net interest income. Excluding the Catch-up Premium Amortization Adjustment, our weighted average yield on our portfolio was 2.93% and our net interest margin was 1.76%. During the quarter ended March 31, 2016, the Catch-up Premium Amortization Adjustment increased interest income by approximately $0.3 million. Excluding this Catch-up Premium Amortization

Adjustment, the weighted average yield on our portfolio for the quarter ended March 31, 2016 would have been 3.04% and our net interest margin would have been 1.83%.
On a quarter-over-quarter basis our annualized cost of funds, including interest rate swaps and short positions in U.S. Treasury securities, decreased to 1.17% from 1.21%. This net decrease was the result of largely offsetting factors. First, the average cost of our repo, which represents the largest component of our cost of funds, increased 8 basis points to 0.70%. However, the impact of this increase was offset by a combined decline in the average cost of our interest rate swaps and U.S. Treasury hedges, which decreased 12 basis points to 0.47%. While Agency repo rates declined slightly in the early part of the quarter, they reversed course and rose slightly as dealer balance sheets came under pressure as quarter end approached. In the final week of the quarter, uncertainty following the Brexit vote caused a spike in repo rates, although following quarter end repo rates have generally settled back to where they had been at the beginning of the second quarter. We have continued to find repo readily available. Over the course of the quarter, we reduced our interest rate swaps in favor of short TBAs, leading to a decline in our cost of funds. The relative make up of our interest rate hedging portfolio can change materially from quarter to quarter.
After giving effect to a second quarter dividend of $0.40 per share, our book value per share was $15.38 as of June 30, 2016, slightly below our book value per share as of March 31, 2016 of $15.39, and we had an economic return of 2.5% for the quarter. Economic return on book value is computed by adding back dividends to ending book value per share, and comparing that amount to book value per share as of the beginning of the quarter.
For the quarter ended June 30, 2016, Core Earnings was $2.9 million, or $0.32 per share, as compared to $4.9 million, or $0.53 per share for the quarter ended March 31, 2016. Core Earnings is a non-GAAP financial measure. The decrease in our Core Earnings quarter over quarter was primarily the result of the quarter-over-quarter change in the Catch-up Premium Amortization Adjustment. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings, and Core Earnings excluding Catch-up Premium Amortization Adjustment.
Securities Portfolio
The following table summarizes our portfolio of securities as of June 30, 2016 and March 31, 2016:

	June 30, 2016					March 31, 2016
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed rate mortgages	$133,590	$142,365	$106.57	$140,303	$105.03	$143,705	$152,536	$106.15	$150,945	$105.04
20-year fixed rate mortgages	11,061	12,014	108.62	11,920	107.77	17,991	19,488	108.32	19,226	106.86
30-year fixed rate mortgages	851,353	924,824	108.63	908,300	106.69	788,135	852,326	108.14	840,998	106.71
ARMs	41,005	43,337	105.69	43,143	105.21	35,122	37,133	105.73	37,232	106.01
Reverse mortgages	68,858	76,056	110.45	74,869	108.73	70,867	77,548	109.43	77,179	108.91
Total Agency RMBS	1,105,867	1,198,596	108.39	1,178,535	106.57	1,055,820	1,139,031	107.88	1,125,580	106.61
Non-Agency RMBS	33,934	22,788	67.15	21,063	62.07	42,649	27,631	64.79	26,175	61.37
Total RMBS(2)	1,139,801	1,221,384	107.16	1,199,598	105.25	1,098,469	1,166,662	106.21	1,151,755	104.85
Agency IOs	n/a	7,631	n/a	9,807	n/a	n/a	6,931	n/a	8,660	n/a
Total mortgage-backed securities		1,229,015		1,209,405			1,173,593		1,160,415
U.S. Treasury securities sold short	(67,105)	(68,528)	102.12	(67,037)	99.90	(68,781)	(69,607)	101.20	(68,669)	99.84
Reverse repurchase agreements	68,862	68,862	100.00	68,862	100.00	69,575	69,575	100.00	69,575	100.00
Total		$1,229,349		$1,211,230			$1,173,561		$1,161,321

(1)	Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.

(2)	Excludes Agency IOs.
Our weighted average holdings of RMBS based on amortized cost was $1.211 billion and $1.226 billion for the three month periods ended June 30, 2016 and March 31, 2016, respectively.

Financial Derivatives Portfolio
The following table summarizes fair value of our financial derivatives as of June 30, 2016 and March 31, 2016:

	June 30, 2016	March 31, 2016
Financial derivatives–assets, at fair value:	(In thousands)
TBA securities purchase contracts	$353	$365
TBA securities sale contracts	22	—
Fixed payer interest rate swaps	—	4
Fixed receiver interest rate swaps	1,545	1,265
Futures	—	1
Total financial derivatives–assets, at fair value	1,920	1,635
Financial derivatives–liabilities, at fair value:
TBA securities purchase contracts	(1)	—
TBA securities sale contracts	(1,328)	(1,157)
Fixed payer interest rate swaps	(12,039)	(17,122)
Futures	(11)	(5)
Total financial derivatives–liabilities, at fair value	(13,379)	(18,284)
Total	$(11,459)	$(16,649)
Interest Rate Swaps
The following tables provide details about our fixed payer interest rate swaps as of June 30, 2016 and March 31, 2016:

	June 30, 2016
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$48,000	$(71)	0.80%	0.63%	0.27
2017	74,750	(646)	1.21	0.63	1.09
2018	65,990	(446)	0.97	0.63	1.93
2020	79,500	(1,924)	1.48	0.63	3.82
2022	13,044	(550)	1.75	0.63	6.19
2023	65,000	(3,511)	1.93	0.63	6.85
2024	8,900	(539)	1.99	0.63	7.76
2025	15,322	(1,058)	2.04	0.64	8.63
2043	12,380	(3,294)	2.99	0.62	26.89
Total	$382,886	$(12,039)	1.42%	0.63%	4.14

	March 31, 2016
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$48,000	$(79)	0.80%	0.62%	0.52
2017	74,750	(546)	1.21	0.63	1.34
2018	71,529	(559)	1.11	0.62	2.03
2020	107,461	(2,371)	1.50	0.62	4.08
2021	10,400	1	1.15	0.62	4.87
2022	19,444	(587)	1.76	0.62	6.26
2023	131,400	(7,080)	2.10	0.63	7.14
2024	9,200	(428)	1.99	0.61	8.01
2025	34,022	(1,503)	2.05	0.62	8.86
2043	19,047	(3,966)	3.02	0.62	27.14
Total	$525,253	$(17,118)	1.59%	0.62%	5.16
The following tables provide details about our fixed receiver interest rate swaps as of June 30, 2016 and March 31, 2016:

	June 30, 2016
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2025	$9,700	$1,545	0.63%	3.00%	9.05
Total	$9,700	$1,545	0.63%	3.00%	9.05

	March 31, 2016
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2025	$9,700	$1,255	0.62%	3.00%	9.30
2026	3,000	10	0.63	1.68	10.01
Total	$12,700	$1,265	0.62%	2.69%	9.46
Eurodollar Futures
The following table provides information about our short positions in Eurodollar futures as of June 30, 2016 and March 31, 2016:

	June 30, 2016
Remaining Maturity	Notional Amount	Fair Value	Remaining Months to Expiration
($ in thousands)
2016	$(6,000)	$(2)	4.22
2017	(9,000)	(9)	11.72
Total	$(15,000)	$(11)	8.72

	March 31, 2016
Remaining Maturity	Notional Amount	Fair Value	Remaining Months to Expiration
($ in thousands)
2016	$(9,000)	$1	5.66
2017	(9,000)	(5)	14.76
Total	$(18,000)	$(4)	10.21
TBAs
The following table provides information about our TBAs as of June 30, 2016 and March 31, 2016:

	June 30, 2016				March 31, 2016
TBA Securities	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)
(In thousands)
Purchase contracts:
Assets	$61,493	$64,299	$64,652	$353	$76,904	$79,928	$80,293	$365
Liabilities	2,300	2,510	2,509	(1)	—	—	—	—
	63,793	66,809	67,161	352	76,904	79,928	80,293	365
Sale contracts:
Assets	(65,849)	(72,025)	(72,003)	22	—	—	—	—
Liabilities	(427,427)	(454,191)	(455,519)	(1,328)	(311,246)	(332,743)	(333,900)	(1,157)
	(493,276)	(526,216)	(527,522)	(1,306)	(311,246)	(332,743)	(333,900)	(1,157)
Total TBA securities, net	$(429,483)	$(459,407)	$(460,361)	$(954)	$(234,342)	$(252,815)	$(253,607)	$(792)

(1)	Notional amount represents the principal balance of the underlying Agency RMBS.

(2)	Cost basis represents the forward price to be paid for the underlying Agency RMBS.

(3)	Market value represents the current market value of the underlying Agency RMBS (on a forward delivery basis) as of the respective period end.

(4)
Net carrying value represents the difference between the market value of the TBA contract as of the respective period end and the cost basis, and is reported in Financial derivatives-assets, at fair value and Financial derivatives-liabilities, at fair value on the Consolidated Balance Sheet, for each respective period end.

We primarily use TBAs to hedge interest rate risk, typically in the form of short positions. However, from time to time we also invest in TBAs as a means of acquiring exposure to Agency RMBS, or for speculative purposes, including holding long positions. Overall, we typically hold a net short position.
The following tables detail gains and losses on our financial derivatives for the three month periods ended June 30, 2016 and March 31, 2016:

	Three Month Period Ended June 30, 2016
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Interest rate swaps	$(2,508)	$(7,725)	$(10,233)	$1,448	$3,850	$5,298
TBAs		(3,375)	(3,375)		(162)	(162)
Futures		1	1		(7)	(7)
Total	$(2,508)	$(11,099)	$(13,607)	$1,448	$3,681	$5,129

	Three Month Period Ended March 31, 2016
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Interest rate swaps	$(672)	$(1,226)	$(1,898)	$(726)	$(12,543)	$(13,269)
TBAs		(2,099)	(2,099)		(844)	(844)
Futures		1	1		(22)	(22)
Total	$(672)	$(3,324)	$(3,996)	$(726)	$(13,409)	$(14,135)
Interest Rate Sensitivity
The following table summarizes, as of June 30, 2016, the estimated effects on the value of our portfolio, both overall and by category, of immediate downward and upward parallel shifts of 50 basis points in interest rates.

	Estimated Change in Fair Value(1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS - ARM Pools	$158	$(246)
Agency RMBS - Fixed Pools and IOs	11,208	(17,359)
TBAs	(3,389)	6,525
Non-Agency RMBS	208	(202)
Interest Rate Swaps	(7,384)	7,047
U.S. Treasury Securities	(1,707)	1,639
Eurodollar Futures	(19)	19
Repurchase and Reverse Repurchase Agreements	(705)	705
Total	$(1,630)	$(1,872)

(1)
Based on the market environment as of June 30, 2016. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Repo Borrowings
The following table details our outstanding borrowings under repo agreements as of June 30, 2016 and March 31, 2016:

	June 30, 2016			March 31, 2016
		Weighted Average			Weighted Average
Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity
	(In thousands)			(In thousands)
30 days or less	$557,934	0.69%	18	$537,508	0.63%	15
31-60 days	305,648	0.67	44	268,670	0.67	43
61-90 days	342,405	0.71	77	292,395	0.71	74
91-150 days	—	—	—	—	—	—
151-180 days	—	—	—	35,268	0.82	167
Total	$1,205,987	0.69%	41	$1,133,841	0.66%	42

As of June 30, 2016, we had no outstanding borrowings other than under repo agreements. Our repo borrowings were with twelve counterparties as of June 30, 2016. The above figures are as of the respective quarter ends; over the course of the quarters ended June 30, 2016 and March 31, 2016 our average cost of repo was 0.70% and 0.62%, respectively.
Other
We incur an annual base management fee, payable quarterly in arrears, in an amount equal to 1.50% of shareholders' equity (as defined in our management agreement). For the quarter ended June 30, 2016, our expense ratio, defined as management fees and operating expenses as a percentage of average shareholders' equity, was 3.6% on an annualized basis as compared to 3.8% for the quarter ended March 31, 2016.
Dividends
On June 14, 2016, our Board of Trustees declared a second quarter dividend of $0.40 per share, or $3.6 million, which was paid on July 27, 2016 to shareholders of record on June 30, 2016.
Share Repurchase Program
On August 13, 2013, our Board of Trustees approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations. We did not repurchase any shares during the second quarter.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and change in net unrealized gains and losses on securities and financial derivatives, and, if applicable, items of income or loss that are of a non-recurring nature. Core Earnings includes net realized and change in net unrealized gains (losses) associated with payments and accruals of periodic payments on interest rate swaps. Core Earnings excluding Catch-up Premium Amortization Adjustment consists of Core Earnings but excludes the effect of the Catch-up Premium Amortization Adjustment on interest income. Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustment are supplemental non-GAAP financial measures. We believe that Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustment provide information useful to investors because they are metrics that we use to assess our performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of our objectives is to generate income from the net interest margin on the portfolio, and Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustment are used to help measure the extent to which this objective is being achieved. However, because Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustment are incomplete measures of our financial results and differ from net income (loss) computed in accordance with GAAP, they should be considered as supplementary to, and not as substitutes for, net income (loss) computed in accordance with GAAP.

The following table reconciles, for the three month periods ended June 30, 2016 and March 31, 2016, our Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustment on a consolidated basis to the line on our Consolidated Statement of Operations entitled Net Income (Loss), which we believe is the most directly comparable GAAP measure on our Consolidated Statement of Operations to Core Earnings:

(In thousands except share amounts)	Three Month Period Ended June 30, 2016	Three Month Period Ended March 31, 2016
Net Income (Loss)	$3,507	$(239)
Less:
Net realized gains (losses) on securities	2,100	3,010
Net realized gains (losses) on financial derivatives, excluding periodic payments(1)	(11,099)	(3,324)
Change in net unrealized gains (losses) on securities	5,879	8,633
Change in net unrealized gains (losses) on financial derivatives, excluding accrued periodic payments(2)	3,681	(13,409)
Subtotal	561	(5,090)
Core Earnings	$2,946	$4,851
Catch-up Premium Amortization Adjustment	(1,457)	258
Core Earnings excluding Catch-up Premium Amortization Adjustment	$4,403	$4,593
Weighted Average Shares Outstanding	9,117,183	9,121,198
Core Earnings Per Share	$0.32	$0.53
Core Earnings Per Share excluding Catch-up Premium Amortization Adjustment	$0.48	$0.50

(1)
For the three month period ended June 30, 2016, represents Net realized gains (losses) on financial derivatives of $(13,607) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(2,508). For the three month period ended March 31, 2016, represents Net realized gains (losses) on financial derivatives of $(3,996) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(672).

(2)
For the three month period ended June 30, 2016, represents Change in net unrealized gains (losses) on financial derivatives of $5,129 less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $1,448. For the three month period ended March 31, 2016, represents Change in net unrealized gains (losses) on financial derivatives of $(14,135) less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $(726).

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities, for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Wednesday, August 3, 2016, to discuss our financial results for the quarter ended June 30, 2016. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 50709212. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on our website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Wednesday, August 3, 2016, at approximately 2:00 p.m. Eastern Time through Wednesday, August 10, 2016 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 50709212. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on our web site at www.earnreit.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, our beliefs regarding the current economic and investment environment, our ability to implement our investment and hedging strategies, our future prospects and the protection of our net interest margin from prepayments, volatility and its impact on us, the performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, estimated effects on the fair value of our RMBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding our share repurchase program, and statements regarding the drivers of our returns. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed on March 10, 2016 which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Six Month Period Ended
	June 30, 2016	March 31, 2016	June 30, 2016
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$7,538	$9,651	$17,188
Interest expense	(2,260)	(2,051)	(4,310)
Total net interest income	5,278	7,600	12,878
EXPENSES
Management fees	528	528	1,056
Professional fees	161	218	378
Compensation expense	169	151	321
Other operating expenses	414	454	867
Total expenses	1,272	1,351	2,622
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	2,100	3,010	5,111
Net realized gains (losses) on financial derivatives	(13,607)	(3,996)	(17,603)
Change in net unrealized gains (losses) on securities	5,879	8,633	14,512
Change in net unrealized gains (losses) on financial derivatives	5,129	(14,135)	(9,007)
Total other income (loss)	(499)	(6,488)	(6,987)
NET INCOME (LOSS)	$3,507	$(239)	$3,269
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$0.38	$(0.03)	$0.36
WEIGHTED AVERAGE SHARES OUTSTANDING	9,117,183	9,121,198	9,119,190
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.40	$0.45	$0.85

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	June 30, 2016	March 31, 2016	December 31, 2015(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$36,200	$41,242	$40,166
Mortgage-backed securities, at fair value	1,229,015	1,173,593	1,242,266
Due from brokers	34,380	30,206	33,297
Financial derivatives–assets, at fair value	1,920	1,635	2,183
Reverse repurchase agreements	68,862	69,575	78,632
Receivable for securities sold	98,328	64,243	155,526
Interest receivable	4,427	4,092	4,325
Other assets	454	523	289
Total Assets	$1,473,586	$1,385,109	$1,556,684
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,205,987	$1,133,841	$1,222,719
Payable for securities purchased	33,457	16,433	98,949
Due to brokers	5,877	127	439
Financial derivatives–liabilities, at fair value	13,379	18,284	4,725
U.S. Treasury securities sold short, at fair value	68,528	69,607	78,447
Dividend payable	3,647	4,103	4,111
Accrued expenses	615	447	533
Management fee payable	528	528	545
Interest payable	1,310	1,382	1,361
Total Liabilities	1,333,328	1,244,752	1,411,829
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (9,117,183, 9,117,183, and 9,135,103 shares issued and outstanding, respectively)	92	92	92
Additional paid-in-capital	180,911	180,871	181,027
Accumulated deficit	(40,745)	(40,606)	(36,264)
Total Shareholders' Equity	140,258	140,357	144,855
Total Liabilities and Shareholders' Equity	$1,473,586	$1,385,109	$1,556,684
PER SHARE INFORMATION
Common shares, par value $0.01 per share	$15.38	$15.39	$15.86

(1)	Derived from audited financial statements as of December 31, 2015.